Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use of our report dated March 16, 2009, relating to the financial statements of Global Consumer Acquisition Corp. (a development stage company) as of December 31, 2008 and 2007, and the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2008 and for the periods from June 28, 2007 (inception) to December 31, 2007 and from June 28, 2007 (inception) to December 31, 2008 in this Registration Statement on Form S-4 and related prospectus of Global Consumer Acquisition Corp. We also hereby consent to the reference of our Firm under the heading “Experts” in such Registration Statement.

/s/ Hays & Company LLP

September 16, 2009
New York, New York